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NEWS RELEASE                                                      [CELSION LOGO]
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For Further Information Contact:

Tony Deasey                                         Ira Weingarten/Steve Chizzik
Celsion Corporation                                 Equity Communications
410.290.5390                                        888.530.7051
tony@celsion.com                                    equity@Silcom.com

                       CELSION COMPLETES PRIVATE PLACEMENT

COLUMBIA, MD - JUNE 03, 2002: CELSION CORPORATION (AMEX: CLN) announced today that it has completed a private placement of 2,000 units at a price per Unit of $1,000. The Units consist of one share of its 8% Series B Convertible Preferred Stock, par value $0.01, and a warrant to acquire 600 shares of Celsion Common Stock exercisable at a price of $0.65 per share. Each share of Series B Preferred Stock may be converted into 2,000 Shares of Celsion Common Stock commencing 90 days after the closing of the private placement. The Company received gross proceeds of $2,000,000 in connection with the placement. Proceeds are expected to be used to complete pivotal Phase II clinical trials and commercialize the Company's investigational breast cancer treatment system.

The units were offered and sold only to accredited investors and were not registered under the Securities Act of 1933. The Series B Preferred Stock and warrants that comprise the units may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act.

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a research and development company dedicated to commercializing medical treatment systems for cancer and other diseases using focused heat technology delivered by patented microwave technology. Celsion has research, license or commercialization agreements with leading institutions such as Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, the Center for Breast Surgery at Columbia Hospital in Florida, Montefiore Medical Center, Memorial Sloan Kettering Cancer Center in New York, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: http//www.celsion.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; possible changes in cost and timing of development and testing, capital structure, and other financial items; changes in approaches to medical treatment; introduction of new products by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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